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                                                                   Exhibit 99(a)

                     BANK ONE CORPORATION
                     1 Bank One Plaza
                     Chicago, IL 60670


                                                            News Release

[LOGO]

FOR IMMEDIATE RELEASE
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                        BANK ONE CORPORATION TO REDEEM
                     SERIES B AND SERIES C PREFERRED STOCK

     CHICAGO, October 1, 2001 - Bank One Corporation (NYSE: ONE) today announced that it will redeem all shares of its outstanding Preferred Stock with Cumulative and Adjustable Dividends, Series B, and all shares of its outstanding Preferred Stock with Cumulative and Adjustable Dividends, Series C. The redemption date for both series of Preferred Stock is November 1, 2001.

     The two series called for redemption are the only outstanding series of preferred stock of Bank One and represent approximately $190 million in stockholders' equity.

     The redemption price for the Series B Preferred Stock is $100.00 per share, plus accrued and unpaid dividends totaling $1.00 per share. The redemption price for the Series C Preferred Stock is $100.00 per share, plus accrued and unpaid dividends totaling $1.083 per share.

     The Corporation is sending a notice of redemption today to registered holders of each series of Preferred Stock. To receive the redemption payment, holders of the Preferred Stock will be instructed to deliver their share certificates to EquiServe Trust Company, N.A. at one of the following addresses:

By Mail:                                 By Courier:


EquiServe Trust Company, N.A.            EquiServe Trust Company, N.A.
P.O. Box 43035                           40 Campanelli Drive
Providence, RI 02940-3035                Braintree, MA 02184
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                                   By Hand:
                         EquiServe Trust Company, N.A.
              c/o Securities Transfer and Reporting Services Inc.
                         100 William Street--Galleria
                              New York, NY 10038


     Questions regarding appropriate procedures for obtaining payment should be directed to EquiServe at 888-756-1854.

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Media Contact:
Thomas A. Kelly (312) 732-7007

Investor Contacts:
Julie Benda (312) 732-5771
Sandra M. Catanzaro (312) 732-8013